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EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Amounts in millions, except per-share amounts)

	Periods Ended June 30
	Three Months		Six Months
	2008	2007	2008	2007
BASIC EARNINGS PER SHARE
Earnings applicable to common stock	$2,297	$1,412	$4,143	$2,624

Basic shares
Weighted average common shares outstanding	879.3	872.1	878.7	871.6
Treasury stock	(58.9)	(38.9)	(57.2)	(36.6)
Vested, unissued shares	0.9	4.5	1.0	4.3

Basic shares	821.3	837.7	822.5	839.3

Basic earnings per share
Income from continuing operations	$2.80	$1.36	$5.01	$2.76
Discontinued operations, net	—	0.32	0.03	0.37

Basic earnings per common share	$2.80	$1.68	$5.04	$3.13

DILUTED EARNINGS PER SHARE
Earnings applicable to common stock	$2,297	$1,412	$4,143	$2,624

Diluted shares
Basic shares	821.3	837.7	822.5	839.3
Dilutive effect of stock options and unvested restricted shares	4.2	4.1	4.4	3.9

Diluted shares	825.5	841.8	826.9	843.2

Diluted earnings per share
Income from continuing operations	$2.78	$1.36	$4.98	$2.74
Discontinued operations, net	—	0.32	0.03	0.37

Diluted earnings per common share	$2.78	$1.68	$5.01	$3.11

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  EXHIBIT 11